Exhibit 10.4

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of August 7, 2026 (the “First Amendment Effective Date”), is made and entered into by and among PLUG POWER INC., a Delaware corporation (“Plug Power”), PLUG PROJECT HOLDING CO., LLC, a Delaware limited liability company (“Holding Company”), PLUG POWER LIMESTONE, LLC, a Delaware limited liability company (“Limestone” and, together with Plug Power and Holding Company, individually and collectively, as applicable, the “Seller”), and STREAM U.S. DATA CENTERS, LLC, a Texas limited liability company (the “Purchaser”).  Seller and Purchaser are each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, Plug Power, Holding Company and Purchaser previously entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of July 7, 2026 (the “Original Agreement” as amended by this Amendment, the “Agreement”), pursuant to which Plug Power and Holding Company agreed to sell, and Purchaser agreed to purchase, the Property (as defined in the Original Agreement), subject to the terms, provisions and conditions thereof; and

WHEREAS, the Outside Closing Date under the Original Agreement is set forth as July 31, 2026;

WHEREAS, Seller has advised Purchaser that Limestone is the fee owner of the Land, and the Parties desire to amend the Original Agreement to add Limestone as an additional Seller under the Original Agreement and to clarify that each Seller shall convey and assign its respective right, title and interest in and to the Property, as applicable;

WHEREAS, the Property is associated with a load interconnection request with Oncor Electric Delivery Company LLC (“Oncor”), the study, reliability assessment, and peak demand allocation of which is administered through the Electric Reliability Council of Texas (“ERCOT”), and the Parties desire that the Property will continue to be eligible to be included in Batch Zero as “Load to be Studied and Allocated in Batch Zero” as set forth in ERCOT Protocol Section 9.2.1.2 pursuant to Protocol Section 9.3.1(2)(a) and further desire that Oncor approves the assignment to Purchaser of Seller’s rights and obligations with respect to the Interconnection Queue Position and related project documentation for the Property;

WHEREAS, Seller entered into that certain Engineering, Procurement, and Construction Agreement dated as of  January 8, 2025 by and between Plug Power Limestone, LLC and Priority Power Management, LLC (the “EPC”);

WHEREAS, Seller and Oncor entered into that certain Interim Transmission/Substation Facility Extension Agreement Plug Power Inc. – Graham (the “Interim IFEA Agreement”) executed as of February 24, 2026 pursuant to which the Seller deposited with Oncor $6,500,000 in cash (the “Interim IFEA Deposit”) as an Interim Security Payment (as defined therein) to secure the Requested Load (as defined therein) of 164 MW;

WHEREAS, Seller has posted an Irrevocable Standby Letter of Credit, issued by JPMorgan Chase Bank, N.A. (Letter of Credit No. NUSCGS062110), in the face amount of $7,750,000, in favor of Oncor as beneficiary and Plug Power as applicant (the “JPMorgan LOC”), as security under that certain Batch Zero 9.2.1.2 Agreement, dated as of July 1, 2026, by and between Plug Power and Oncor (the “Batch Zero Agreement”); and

WHEREAS, Seller and Purchaser mutually desire to amend the Original Agreement on the terms and subject to the conditions specifically set forth herein, and are executing and delivering this Amendment for such purpose.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Addition of Seller Entity.

(a)

The Parties acknowledge and agree that Limestone is the fee owner of the Land and is hereby added as an additional Seller under the Agreement and the documents attached thereto. From and after the First Amendment Effective Date, (a) Limestone shall be deemed to be a “Seller” for all purposes under the Agreement and the documents attached thereto, (b) Plug Power, Holding Company and Limestone shall each be included in the term “Seller” under the Agreement and the documents attached thereto, individually and collectively, as applicable, (c) each Seller shall sell, convey, assign and transfer to Purchaser at Closing all of such Seller’s right, title and interest, if any, in and to the Property, including, without limitation, the Real Property, Equipment, Intangible Personal Property, Agreements and Seller’s Property Claims, and shall execute and deliver such deeds, assignments, bills of sale, assumption agreements and other instruments as may be reasonably required by Purchaser or Title Company to effectuate the foregoing, and (d) all representations, warranties, covenants, indemnities, obligations and liabilities of “Seller” under the Agreement shall remain joint and several obligations of each Seller as provided in Section 32 of the Agreement, except to the extent the Agreement expressly allocates responsibility to a specific Seller.

(b)	Section 9.3.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Limestone is the fee owner of the Land and is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder. Holding Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder. Plug Power is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder.”

2.Closing; Escrow; Release Conditions.

(a)	Conditions Precedent to Purchaser’s Funding and Closing.
i.	Section 8.7 of the Original Agreement is hereby amended and restated in its entirety as follows:

“Seller shall be unconditionally prepared to convey to Purchaser good, marketable, and insurable title to the Real Property, in the form of pro forma title policy attached as Exhibit F to the Amendment (the “Proforma”) and the Title Company shall be unconditionally and irrevocably committed in writing to issue the Title Policy to Purchaser in accordance with the terms of this Agreement in the form of the Proforma.”

ii.	The following is added as Section 8.15 of the Original Agreement:

“8.15. The Parties acknowledge that Purchaser's obligation to proceed to Closing is conditioned upon Seller's delivery, at or prior to Closing, of fully executed and recorded (or recordable) originals of each of the following easements ((1)-(3) below collectively, the “Required Easements”):

(1) Grant of Easement and Easement Agreement for Transmission Facilities, dated June ___, 2023, by and between LGS Properties, Ltd.; Milburn Nutt as Trustee of the Alice G. Fisher Generation Skipping Trust; Ann F. Freeman, Ltd.; and Nutt Family Partnership, Ltd., as Grantors, and Plug Power Limestone, LLC, as Grantee, fully executed by all parties (including Plug Power and Young Wind) and recorded in the Official Public Records of Young County, Texas;

(2) First Amendment to that certain Grant of Easement and Easement Agreement for Transmission Facilities, dated September 27, 2021, by and between LGS Properties, Ltd., a Texas limited partnership; Alice G. Fisher Generation Skipping Trust; Ann F. Freeman, Ltd., a Texas limited partnership; and Nutt Family Partnership, Ltd., a Texas limited partnership, as Grantors, and Jade Prospects, LLC, as Grantee, recorded November 12, 2021 as Instrument No. 21003799, Official Public Records of Young County, Texas as found in the EPC; and

(3) First Amendment to that certain Grant of Easement and Easement Agreement for Transmission Facilities, dated September 27, 2021, by and between LGS Properties, Ltd.; M.S. Bennett Family Properties, Ltd.; Alice G. Fisher Generation Skipping Trust; Guinn Family Properties, Ltd.; Ann F. Freeman, Ltd.; Stovall

Properties, Ltd.; Nutt Family Partnership, Ltd.; James R. Guinn, Jr.; and Laura L. Sherrard, as Grantors, and Jade Prospects, LLC, as Grantee, recorded November 12, 2021 as Instrument No. 21003800, Official Public Records of Young County, Texas as found in the EPC.

In the event the Required Easements are not obtained on or prior to the Outside Closing Date, Seller may elect to have such Condition Precedent deemed waived, in which case the Purchase Price shall be reduced by Five Hundred Thousand and No/100 Dollars ($500,000.00).”

iii.	The following is added as Section 8.16 of the Original Agreement:

“Seller shall obtain the consent of the State of Texas General Land Office (the "GLO Consent") in connection with the assignment of the Miscellaneous Easement ME20230072 for Electric Line Crossing the Brazos River (the "River Easement") to Purchaser or its designee.”

In the event the GLO Consent with respect to the River Easement is not obtained on or prior to the Outside Closing Date, Seller may elect to have such Condition Precedent deemed waived, in which case the Purchase Price shall be reduced by Five Hundred Thousand and No/100 Dollars ($500,000.00).”

(b)	Closing Documents.
i.	Exhibit A-4 of the Original Agreement is hereby amended and restated in its entirety as set forth on Exhibit A-4 attached hereto.

ii.	Exhibit A-5 of the Original Agreement is hereby amended and restated in its entirety as set forth on Exhibit A-5 attached hereto.

iii.	The following is added as Section 11.1.3(j) of the Agreement:

“(j) A duly executed and recordable Assignment and Assumption of Easements dated as of the Closing Date in the form attached as Exhibit K with respect to the Easements set forth on Exhibit J (the “Assignment of Easements”).”

iv.	Section 11.1.5(iii) of the Original Agreement is hereby amended and restated with the following:

“(iii) Record the Deed and the Assignment of Easements;”

(c)	Outside Closing Date.
i.	The first paragraph of Section 11 of the Original Agreement is hereby amended and restated with the following:

“Subject to satisfaction of all of the Conditions Precedent and the other terms and conditions of this Agreement, the consummation of the purchase and sale of the Property shall take place remotely through the office of Title Company (“Closing”) one Business Day (1) days after the satisfaction of the Conditions Precedent, unless another date is agreed to by the Parties in writing (the “Closing Date”), which shall occur no later than  March 31, 2027 (the “Outside Closing Date”). Notwithstanding the foregoing, if any notice requirement or cure period is applicable under this Agreement and is running as of the Outside Closing Date, the Outside Closing Date may be extended for the duration of such notice or cure period upon the mutual consent of the Parties. If the Closing has not occurred on or before the Outside Closing Date, then either Seller or Purchaser may terminate this Agreement by written notice to the other Party and to Title Company at which point this Agreement shall be of no further force and effect.”

ii.

On or prior to August 7th, Purchaser shall deposit with the Title Company, by wire transfer of immediately available funds, an amount of Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000) (together with the Five Hundred Thousand and No/100 Dollars ($500,000) Deposit under the Original Agreement, total amount of Ten Million and No/100 Dollars ($10,000,000) and such amount shall be the “Land Consideration” for purposes of this Agreement). Notwithstanding anything in the Agreement to the contrary, in the event that any of the Conditions Precedent are not satisfied by the Outside Closing Date, then Purchaser, at its sole election, may either (i) cause this Agreement to terminate by giving notice of such termination to Seller and to Title Company, and the Land Consideration shall be released to the Purchaser and the Parties shall thereafter be released from all obligations hereunder (except for those obligations that explicitly survive termination) or (ii) waive the Condition Precedent and proceed to Closing.

iii.

On or prior to August 7, 2026, Purchaser shall deposit with the Title Company, by wire transfer of immediately available funds, an amount of Forty Million and No/100 Dollars ($40,000,000) (the “HV Consideration”), to be applied toward the purchase of the HV Assets as defined on Exhibit G-1 attached to the Amendment. The Parties shall close the HV Closing (defined below) on August 7, 2026.

iv.	In the event the Closing does not occur for any reason, the Earnout Payment provisions shall be terminated with no further force and effect.
(d)	Outside Closing Date.
i.	The following is added as Section 7.5 of the Original Agreement:

“7.5. Seller shall cooperate with Purchaser to have executed, delivered and recorded a first amendment to the Grant of Easement and Easement

Agreement for Transmission Facilities (Easement No. 2), dated September 28, 2021, by and between Daniel Holland and Susan Holland, as Grantors, and Jade Prospects, LLC, as Grantee, recorded January 13, 2022 as Instrument No. 22000137, Official Public Records of Young County, Texas, that identifies the easement area with a metes and bounds legal description.”

3.HV Closing.

(a)

Purchaser acknowledges and agrees that upon the HV Closing, the HV Consideration will be released by Title Company to Seller and shall be non-refundable except as set forth in Section 4 of this Amendment. If the Closing occurs, the HV Consideration shall be credited against the Purchase Price in accordance with Section 3.3 of the Agreement.

(b)

“HV Closing” means the Seller’s delivery of a Bill of Sale in the form of Exhibit G-2 attached to the Amendment pursuant to which the Seller shall transfer to Purchaser all of Seller’s right, title and interest in and to the electrical infrastructure, including power transformers, circuit switches, breakers, buswork, disconnect switches, control and relay panels, and related integrated components used for the transformation, switching, and delivery of high voltage electrical power, on the Land, including but not limited to the items listed on Exhibit G-1 attached to the Amendment (the “HV Assets”) free and clear of all liens, claims, security interests, mortgages, pledges, charges, and other encumbrances, excluding the identified encumbrances set forth on Exhibit I attached to the Amendment. Seller’s conveyance of the HV Assets includes a concurrent grant of a license coupled with an interest as set forth on Exhibit H attached to the Amendment.

(c)

Seller represents and warrants that, as of the HV Closing, Seller holds good and transferable title to the HV Assets, that no other person or entity has any lien, claim, security interest, or other encumbrance on the HV Assets and that no consents are required to transfer the HV Assets, except as described on Exhibit I to this Amendment.

(d)

Notwithstanding any other provision of this Agreement or the Original Agreement to the contrary, in the event that any material representation or warranty made by Seller with respect to the HV Assets (including those set forth in Section 3(c) of this Amendment) is false, inaccurate or misleading in a manner that may result in a material adverse effect on the HV Assets or the Purchaser’s rights thereto as of the HV Closing, Purchaser shall retain, and nothing in this Agreement or the Original Agreement shall limit or impair, Purchaser’s right to (i) terminate this Agreement in accordance with Sections 13.3(i)-(iii) and (ii) seek indemnification from Seller for any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser as a result of such breach. The indemnification obligations of Seller under this Section 3(d) shall survive the Closing, the HV Closing, and any termination of this Agreement for a period of twelve (12) months.

4.Letter of Credit.

(a)	Section 9.2 (including the sub-sections) of the Original Agreement is hereby amended and restated in its entirety with the following:

“9.2. Upon assignment of the Interim IFEA Agreement and the Interim IFEA Deposit, the Purchase Price shall be increased by the amount of such Interim IFEA Deposit assigned to the Purchaser, in which case the total Purchase Price shall be considered so adjusted for all purposes of this Agreement.

Following Closing, Purchaser shall use commercially reasonable efforts to cause the JPMorgan LOC to be returned, cancelled or otherwise released in favor of Seller as promptly as reasonably practicable. If the JPMorgan LOC has not been returned, cancelled or released prior to the execution of the final binding Interconnection Facilities Extension Agreement, Purchaser shall pay to Seller at such time an amount equal to any proceeds of such Letter of Credit that have been drawn, applied or otherwise used for the benefit of the Property after Closing. The parties acknowledge that such payment is intended to allocate to Purchaser the economic benefit of any such draw and not to impair the underlying obligations supported by such Letter of Credit. It is expressly understood and agreed that the JPMorgan LOC as used herein shall be deemed a “Letter of  Credit” as defined in the Original Agreement for all purposes hereunder.”

5.Designee. Purchaser hereby designates EAGLE DFWF1, LP, a Texas limited partnership, as Purchaser's designee for Closing. Seller shall convey the Property (including the HV Assets) to such designee at Closing as directed by Purchaser. Purchaser shall remain primarily liable for all obligations of Purchaser under the Agreement notwithstanding such designation.

6.Cooperation Covenant – Termination of Agreements. With respect to any agreements affecting the Property that Purchaser requests be terminated prior to or at Closing (each, a “Termination Request”), Seller shall use commercially reasonable efforts to obtain evidence of termination, in form and substance reasonably satisfactory to Purchaser, of each such agreement identified in a Termination Request (each, a “Requested Termination”). Seller shall deliver such evidence of termination to Purchaser no later than five (5) Business Days prior to the Closing Date unless otherwise agreed to by the Parties. Seller shall indemnify, defend and hold harmless Purchaser and its successors, assigns and designees from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to any agreement that is the subject of a Termination Request and that remains unterminated as of the Closing Date, including any claims by third parties under such agreements and any obligations or liabilities arising thereunder from and after the Closing Date. The indemnification obligations of Seller under this Section shall survive Closing for a period of twelve (12) months.

Purchaser acknowledges that, in addition to the Property being conveyed at Closing, Seller or its affiliates may own or hold certain agreements, contracts, licenses, permits, tangible personal property, intangible personal property, or other assets or rights that relate to, benefit, or are appurtenant to the Property or the development, operation, or use thereof (collectively, “Additional Assets”). Upon Purchaser's written request delivered at any time prior to or within twelve (12) months following the Closing Date (each, a “Transfer Request”), Seller shall use commercially reasonable efforts to assign, transfer, convey, or otherwise deliver to Purchaser any Additional Assets identified in such Transfer Request, free and clear of all liens, claims, security interests, and encumbrances, and shall execute and deliver such instruments of assignment, transfer, or conveyance as Purchaser may reasonably request to effectuate the foregoing.

The Parties shall cooperate in good faith and use diligent, commercially reasonable efforts to structure and implement the conveyance of the Property and the other transactions contemplated hereby so as to avoid any action, omission, restructuring, subdivision, conveyance or transfer that would reasonably be expected to adversely affect the Property’s status as Load Subject to Study and Allocation under the Planning Guides or the Property's eligibility for study, allocation, interconnection queue position or Batch Zero allocation.

7.Sales Taxes.

All sales taxes, use taxes, and similar taxes imposed by the State of Texas or any political subdivision thereof in connection with the transfer of the HV Assets or any other personal property conveyed to Purchaser pursuant to this Agreement shall be borne solely by Seller.

In the event that any sales taxes, use taxes, or similar taxes attributable to the transactions contemplated by this Agreement are assessed against Purchaser or the Property following the Closing, Seller shall promptly reimburse Purchaser for the full amount of such taxes (including any interest, penalties, or additions thereto), and Seller shall indemnify, defend, and hold harmless Purchaser and its affiliates from and against any and all losses, liabilities, claims, demands, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to such taxes. The obligations of Seller under this Section shall survive Closing and delivery and recordation of the Deed.

8.Full Force and Effect.  The Original Agreement, as amended by this Amendment, shall be and remain in good standing and in full force and effect. Neither Party exercised or may enforce any termination right arising from the expiration of the Outside Closing Date as set forth in the Original Agreement.

9.Successors and Assigns.  The terms and provisions of this Amendment shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

10.Conflict or Inconsistency.  In the event of any conflict or inconsistency between the terms and provisions hereof and those of the Original Agreement, the terms and provisions hereof shall govern and control.

11.Severability.  The invalidity, illegality or unenforceability of any provision of this Amendment shall not affect the enforceability of any other provision of this Amendment, all of which shall remain in full force and effect.

12.Counterparts; Electronic Signatures.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together,

shall constitute but one instrument.  Purchaser and Seller acknowledge and agree that, notwithstanding any law or presumption to the contrary, an electronic (transmitted by electronic mail in a PDF format) or telefaxed signature of either Party, including but not limited to  DocuSign®,  upon this Amendment shall be deemed valid and binding and admissible by either Party against the other as if same were an original ink signature.  Purchaser and Seller (i) intend to be bound by the signatures to this Amendment sent by facsimile or electronic mail, (ii) are aware that the other Party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the First Amendment Effective Date.

SELLER:

PLUG POWER INC.,
a Delaware corporation

By:	/s/ Jose Luis Crespo
Name:	Jose Luis Crespo
Its:	President & CEO

PLUG POWER LIMESTONE, LLC,
a Delaware limited liability company

By:	/s/ Paul Middleton
Name:	Paul Middleton
Its:	Treasurer

PLUG PROJECT HOLDING CO., LLC,
a Delaware limited liability company

By:	/s/ Paul Middleton
Name:	Paul Middleton
Its:	Treasurer

[Signatures continue on following page]

Signature Page to First Amendment to Purchase and Sale Agreement

PURCHASER:

STREAM U.S. DATA CENTERS, LLC,
a Texas limited liability company

By:	/s/ Oisín Ó Murchú
Name:	Oisín Ó Murchú
Its:	Chief Development Officer

ACCEPTANCE BY TITLE COMPANY Agreement. hereof. Title Company agrees to comply with the instructions to Title Company contained in the Agreement.

The undersigned has established Escrow No. 5302145 - TX pursuant to the terms of the Agreement. The undersigned hereby agrees to act as Title Company pursuant to the Agreement.

NATIONS LAND SERVICES

By:	/s/ Ilya Soybelman
Name:	Ilya Soybelman
Title:	Senior Underwriter